Exhibit 10.41

ASSET PURCHASE AGREEMENT BY

AND BETWEEN

110/120 CUISINE, LLC

AND

BOUDREAUX’S CAJUN KITCHEN INC. DATED

AS OF JANUARY 18, 2023

TABLE OF CONTENTS

ARTICLE 1.	DEFINITIONS	1
1.1	Definitions	1
1.2	Interpretation.	8

ARTICLE 2.	PURCHASE AND SALE OF PURCHASED ASSETS	8
2.1	Purchased Assets	8
2.2	Excluded Assets	9
2.3	Assumed Liabilities	9
2.4	Excluded Liabilities	10
2.5	Purchase Price; Deposit; Payment of Closing Purchase Price.	11
2.6	Working Capital Purchase Price Adjustment	11
2.7	Closing.	13
2.8	Transfer Taxes	14
2.9	Assignment of Assets.	15

ARTICLE 3.	REPRESENTATIONS AND WARRANTIES OF SELLER	15
3.1	Organization and Qualification.	15
3.2	Authority Relative to this Agreement.	15
3.3	No Conflict	16
3.4	Filings and Consents	16
3.5	Financial Statements	16
3.6	Intellectual Property	16
3.7	Environmental and Safety Matters	16
3.8	Compliance with Laws	17
3.9	Assets.	17
3.10	Claims and Proceedings	17
3.11	Contracts	17
3.12	No Broker	17
3.13	Taxes and Tax Returns	18
3.14	Real Property	18
3.15	Employees	18
3.16	Employee Benefit Plans	19
3.17	Absence of Certain Changes or Events	19
3.18	Permits	19
3.19	No Additional Representations	19
3.20	No Additional Purchaser Representations	20

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	20
4.1	Formation and Qualification.	20
4.2	Authority Relative to this Agreement.	20
4.3	No Conflict	20
4.4	Required Filings and Consents	21
4.5	No Broker	21
4.6	Availability of Funds	21
4.7	Litigation	21
4.8	Independent Investigation.	21
4.9	Solvency.	21
4.10	No Additional Representations	22
4.11	No Additional Seller Representations	22

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ARTICLE 5.	COVENANTS	22
5.1	Conduct of Business	22
5.2	Efforts to Consummate Closing.	22
5.3	Pre-Closing Access	23
5.4	Contact	23
5.5	Confidentiality; Publicity	23
5.6	Further Assurances	24
5.7	Taxes and Tax Returns	24
5.8	Business Names.	24
5.9	Wrong Pockets	25
5.10	Expenses	25
5.11	Third Party Consents	25
5.12	Allocation of Purchase Price.	25
5.13	Bulk Sales Laws	26
5.14	Employee Matters	26
5.15	Post-Closing Access	26

ARTICLE 6.	CONDITIONS PRECEDENT	27
6.1	Conditions to Obligations of Purchaser	27
6.2	Conditions to Obligations of Seller	27
6.3	Frustration of Closing Conditions	28

ARTICLE 7.	TERMINATION	28
7.1	Termination	28
7.2	Effect of Termination	29

ARTICLE 8.	SURVIVAL; INDEMNIFICATION	29
8.1	Indemnification by Seller	29
8.2	Indemnification by Purchaser	30
8.3	Indemnification Procedure for Third Party Claims	30
8.4	Survival of Representations and Warranties and Covenants	31
8.5	Manner of Payment	32
8.6	Allocation of Indemnification Payments	32
8.7	Mitigation	32
8.8	Exclusive Remedy.	32
8.9	Subrogation.	33

ARTICLE 9.	GENERAL	33
9.1	Notices	33
9.2	Severability; Parties in Interest.	34
9.3	Assignment	34
9.4	Governing Law	34
9.5	Specific Performance.	34
9.6	Consent to Jurisdiction.	34
9.7	Waiver of Jury Trial	35
9.8	Headings; Interpretation.	35
9.9	Counterparts; Facsimiles	35
9.10	Entire Agreement.	35
9.11	Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies	35
9.12	Exhibits and Schedules	35

EXHIBITS
Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Seller Financial Statements
Exhibit D	Form of Promissory Note
Exhibit E	Form of Security Agreement
Exhibit F	Form of Guaranty
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of Temporary Concession and Management Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of January 18, 2023 (the “Effective Date”) by and among 110/120 CUISINE, LLC, a Texas limited liability company (“Purchaser”), and BOUDREAUX’S CAJUN KITCHEN INC., a Texas corporation (“Seller”). Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Seller owns certain rights and assets used in its conduct of the Business.

B. Subject to the terms and conditions set forth herein, Seller desires to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Purchased Assets (the “Acquisition”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1. DEFINITIONS

1.1 Definitions. Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in this Article 1.

“Acquired Intellectual Property” shall have the meaning given to such term in Section 2.1(e).

“Acquisition” shall have the meaning given to such term in the Recitals.

“Action” means any civil, criminal or administrative litigation, claim, action, suit, arbitration, hearing or other similar proceeding.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, including all exhibits and schedules hereto.

“Assumed Contracts” shall have the meaning given to such term in Section 2.3(a).

“Assumed Liabilities” shall have the meaning given to such term in Section 2.3.

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“Assumption Agreement” shall mean the Assumption Agreement substantially in the form of Exhibit A attached hereto.

“Bill of Sale” shall mean the Bill of Sale substantially in the form of Exhibit B attached hereto.

“Business” means the ownership and operation of four “Boudreaux’s Cajun Kitchen” restaurants, as historically conducted by Seller.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in Dallas, Texas are required to be closed or are closed generally.

“Business Employees” shall mean those employees of Seller who are employed by Seller primarily in connection with the Business (including employees on vacation/paid time off, disability leave or other leave of absence).

“Business Names” means the following trade name: “Boudreaux’s Cajun Kitchen”.

“Claim Notice” shall have the meaning given to such term in Section 8.3(a).

“Closing” shall have the meaning given to such term in Section 2.7.

“Closing Date” shall have the meaning given to such term in Section 2.7.

“Closing Purchase Price” shall have the meaning given to such term in Section 2.5(c).

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto.

“Company Plans” shall have the meaning given to such term in Section 3.16(a).

“Concession Agreements” shall mean the Temporary Concession and Management Agreements substantially in the form of Exhibit H attached hereto.

“Contracts” means all written or unwritten agreements, contracts, arrangements, commitments, undertakings, leases and guarantees.

“Deductible” shall have the meaning given to such term in Section 8.1.

“Defense Notice” shall have the meaning given to such term in Section 8.3(a).

“Deposit” shall have the meaning given to such term in Section 2.5(b).

“Disputed Items” shall have the meaning given to such term in Section 2.6(c).

“Effective Date” means shall have the meaning given to such term in the preamble of this Agreement.

“End Date” shall have the meaning give to such term in Section 7.1(b)(i).

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“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Laws” means, whenever enacted and in effect, all applicable foreign, United States federal, state, and local statutes, regulations, ordinances, codes and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law, in any case concerning pollution, protection of the environment or natural resources, Hazardous Materials, and protection of human health and safety and worker health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning given to such term in Section 2.2.

“Excluded Liabilities” shall have the meaning given to such term in Section 2.4. “Firm” shall have the meaning given such term in Section 2.6(c).

“Fraud” means an actual and intentional fraud with respect to the making of the representations and warranties in this Agreement; provided, that such actual and intentional fraud shall only be deemed to exist if the Person making such representations and warranties had actual knowledge (as opposed to imputed or constructive knowledge) that such representations and warranties were actually breached when made, with the express intention that Purchaser or Seller, as applicable, rely thereon to its detriment.

“Fundamental Representation” means the representation and warranties set forth in Sections 3.1, 3.2, 3.12, 3.13, 4.1, 4.2, and 4.5.

“Governmental Authorities” means all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise.

“Guaranty” means a Guaranty, substantially in the form of Exhibit F attached hereto.

“Hazardous Materials” means any substance, material or waste, regardless of physical form or concentration, that (a) is hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, or reactive, or otherwise deleterious to living things or the environment, (b) is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws, or (c) as to which liability or standards of conduct may be imposed pursuant to any Environmental Law.

“Indemnitee” shall have the meaning given to such term in Section 8.3(a).

“Indemnitor” shall have the meaning given to such term in Section 8.3(a).

“Interest” shall have the meaning given to such term in Section 2.9.

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“Knowledge of Purchaser” (or any similar phrase or qualification based on Purchaser’s knowledge) means the actual knowledge of each of the executive officers of Purchaser.

“Knowledge of Seller” (or any similar phrase or qualification based on Seller’s knowledge) means the actual knowledge of Richard Hicks, and if a reasonable person with Richard Hicks’s actual knowledge of the relevant facts and circumstances at that time would have deemed a further investigation necessary, the actual knowledge that Richard Hicks would have obtained after due inquiry and reasonable investigation.

“Law” means any federal, state, foreign or local statute, law, ordinance, regulation, rule, code, Order, other requirement or rule of law.

“Leased Real Property” means the real property leased by Seller as tenant, subtenant or otherwise, together with all buildings and other structures, facilities or improvements located thereon; provided, however, that the Leased Real Property shall not include any of the Excluded Assets. The Leased Real Property is set forth on Schedule 3.14.

“Liability” means any liability, indebtedness, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees).

“Lien” means any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), pledge, charge, community property interest, easement, encroachment, security interest or similar restriction or right, option, or encumbrance.

“Loss” shall have the meaning given to such term in Section 8.1.

“Material Adverse Effect” means any change, event, effect, circumstance, state of facts or development (or combination of the foregoing) which, individually or in the aggregate, has had (a) a material adverse effect on the business, financial condition or results of operations of the Business or (b) a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby; provided, however, no such change, impact, event, effect, circumstance, state of facts or development resulting from or arising in connection with the following shall constitute (or be taken into account in determining the occurrence of) a Material Adverse Effect: (i) changes or conditions affecting generally the industries in which the Business operates, (ii) changes or conditions affecting the economy as a whole or capital, financial, banking or securities markets generally in the United States, (iii) the announcement, declaration, commencement, occurrence, continuation, threat or worsening of any war or armed hostilities, any act or acts of terrorism or any other national or international political or social event or condition, (iv) any failure to meet any projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that any changes, events, effects, circumstances, states of facts or developments giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (v) the reaction (including subsequent actions) of any Person not a Party to any transaction contemplated herein (including the announcement thereof), (vi) any change in applicable accounting requirements or principles or any change or anticipated change in applicable Law or the interpretation thereof, (vii) any action required to be taken under any Assumed Contract or applicable Law, (viii) any natural disaster or other acts of God, (ix) any disease outbreak, cluster, epidemic, pandemic or plague, regardless of stage, including the outbreak or escalation of the COVID-19 coronavirus, (x) any action expressly required or permitted to be taken pursuant to this Agreement or any other Transaction Document, or (xi) any event, occurrence or circumstance with respect to which Purchaser has Knowledge as of the date hereof; provided, that, any of the matters set forth in clauses (ii), (iii) and (vi) shall be taken into account in determining whether there is a Material Adverse Effect to the extent that such effects have a material disproportionate adverse effect on the Business (as compared to other businesses operating in the industries in which the Business operates).

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“Negative Working Capital Items” means (i) the value as of the Closing Date of all unredeemed gift card amounts for gift cards sold commencing January 1, 2020 through Closing; (ii) all accrued current liabilities incurred by Seller in the ordinary course of business with respect to goods and services utilized by Seller during the period prior to Closing but that are actually paid by Purchaser following Closing; and (iii) the Liabilities related to accrued but unused vacation days or other paid time off with respect to each Business Employee who accepts the offer of employment from Purchaser or any of its Affiliates.

“Objection Notice” shall have the meaning given to such term in Section 2.6(b).

“Orders” shall have the meaning given to such term in Section 3.8.

“Ordinary Course of Business” means with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice, and (b) any other action taken or not taken by such Person in response to the actual or anticipated effect on such Person’s business of COVID-19 or any Law, order, directive, guideline or recommendation by any Governmental Authority, in each case with respect to this clause (b) in connection with or in response to COVID-19.

“Permits” shall have the meaning given to such term in Section 3.18.

“Permitted Liens” means (a) Liens for current Taxes not yet due or being contested in good faith; (b) minor imperfections of title and encumbrances that do not impair the value or interfere with the present or continued use of such property or asset; (c) Liens listed in any Schedule or noted in any of the Financial Statements; (d) Liens created by the express terms of any Assumed Contract or any equipment lease; (e) Liens arising under any original purchase price conditional sales contract or equipment lease; (f) easements, covenants, conditions or restrictions of public record; (g) easements, covenants, conditions or restrictions not of public record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of the applicable Person; (h) zoning or other governmentally established Liens; (i) pledges or deposits to secure any obligation under any workers or unemployment compensation Law or to secure any other public or statutory obligation; (j) mechanic’s, materialmen’s, landlord’s, carrier’s, supplier’s or vendor’s liens or similar Liens arising or incurred in the Ordinary Course of Business of the applicable Person that secure any amount that is not overdue for a period of more than 90 days; or (k) other imperfections of title or licenses or other Liens incurred in the Ordinary Course of Business or that do not materially impair the conduct of the business of the Business as presently conducted.

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“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association, entity or government or political subdivision, agency or instrumentality.

“Positive Working Capital Items” means (i) the value of all usable inventory located on the Leased Real Property at Closing (“Closing Inventory”); (ii) the value of store bank and cash on hand at the Leased Real Property at Closing (“Closing Cash”); and (iii) all accrued current assets and prepaids incurred by Seller and usable by Purchaser in the ordinary course of business with respect to the period following Closing (“Closing Prepaids”).

“Post-Closing Liabilities” means any Liabilities incurred, accrued or arising on or after the Closing Date related to the Business.

“Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Preliminary Closing Statement” shall have the meaning given that term in Section 2.5(c).

“Promissory Note” shall mean a Promissory Note, to be secured by a first priority security interest in favor of Seller in all of the Purchased Assets, issued by Purchaser to Seller to be executed in connection with Closing in the form attached hereto as Exhibit D.

“Proprietary Rights” shall mean all of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures, and statutory invention registrations, including divisionals, continuations, continuations-in-part, foreign counterparts, re-issues and re- examinations thereof and any patents and patent applications claiming priority from any of the foregoing (collectively, “Patents”); (b) common law and registered trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, and pending registrations and applications therefor, together with all goodwill associated with each of the foregoing (collectively, “Trademarks”); (c) registered and unregistered copyrights and copyrightable works and pending registrations and applications therefor (collectively, “Copyrights”); (d) trade secrets and confidential information (including inventions, ideas, formulae, compositions, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information) (collectively, “Trade Secrets”); and (e) computer software and software systems (including data, source code and object code, databases and related documentation).

“Purchase Price” shall have the meaning given to such term in Section 2.5(a).

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“Purchase Price Allocation” shall have the meaning given to such term in Section 5.12.

“Purchased Assets” shall have the meaning given to such term in Section 2.1.

“Purchaser” shall have the meaning given to such term in the preamble of this Agreement.

“Purchaser Indemnified Party” shall have the meaning given to such term in Section 8.1.

“Real Property Lease” means, collectively, each lease, sublease, license and other agreement pursuant to which Seller is granted the right to use or occupy, now or in the future, the Leased Real Property or any portion thereof, including any and all modifications, amendments and supplements thereto and any assignments thereof.

“Reconciliation Statement” shall have the meaning given such term in Section 2.6(a).

“Release” means any spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, migrating, dumping, disposing or releasing of Hazardous Material into the environment or any structure of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing Hazardous Material.

“Representatives” means, with respect to any Party to this Agreement, such Party’s directors, officers, employees, attorneys, accountants, representatives, lenders, consultants, independent contractors and other agents.

“Retained Interest” shall have the meaning given to such term in Section 2.9.

“Security Agreement” means a Security Agreement pursuant to which Purchaser grants a first priority security interest in favor of Seller in all of the assets of Purchaser, in the form attached hereto as Exhibit E.

“Seller” shall have the meaning given to such term in the preamble of this Agreement.

“Seller Indemnified Party” shall have the meaning given to such term in Section 8.2.

“Tax Benefit” shall have the meaning given to such term in Section 8.5.

“Taxes” means: (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Authority or taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges; (b) any liability for the payment of any amounts of the type described in (a) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (c) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (a) or (b).

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“Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Transaction Documents” shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the Parties in connection with the consummation of the Acquisition (including exhibits and schedules thereto), including the Bill of Sale, the Assumption Agreement, the Promissory Note, the Security Agreement, the Guaranty, the Transition Services Agreement, the Concession Agreements, assignments of Assumed Contracts, and assignments of Real Property Leases.

“Transfer Taxes” shall have the meaning given to such term in Section 5.10.

“Transition Services Agreement” shall mean a Transition Services Agreement between Seller and Purchaser to be executed in connection to Closing in the form attached hereto as Exhibit G.

1.2 Interpretation. Unless the context otherwise requires, the terms defined in this Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall be inclusive. All references to “$” or dollars shall be deemed references to United States dollars.

ARTICLE 2. PURCHASE AND SALE OF PURCHASED ASSETS

2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the following assets, properties, leases, rights, claims, and Contracts related to the Business (except as set forth in Section 2.2) (collectively, the “Purchased Assets”):

(a) other than any Excluded Asset, all personal property and equipment and interests therein related to the Business;

(b) all books and records necessary to operate the Business (or in the case of any such books and records that are not exclusively used in the Business, a copy of such books and records);

(c) all goodwill and other intangible properties related to the Business;

(d) all inventory and raw materials related to the Business;

(e) all Proprietary Rights related to the Business and the Business Names (collectively, the “Acquired Intellectual Property”);

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(f) all rights of Seller under the Assumed Contracts; and

(g) all rights (including rights of recovery, rights of set off and rights of recoupment), claims, credits, defenses, causes of action (including counterclaims), choses in action and all other rights to bring any Action at law or in equity or to the extent arising out of or relating to any Purchased Asset or any Assumed Liability.

2.2 Excluded Assets. Notwithstanding anything herein to the contrary, Seller shall retain all of its right, title and interest in and to, and shall not transfer or sell to Purchaser any of the following assets or rights (collectively, the “Excluded Assets”):

(a) any accounts, notes and other receivables (including unbilled receivables);

(b) cash and cash equivalents;

(c) all checkbooks, bank deposits, bank accounts, deposit accounts, investment accounts and related assets;

(d) any Tax assets (including any refunds, rebates or credits or similar benefits) of Seller or its Affiliates;

(e) Seller’s corporate resolutions and minutes; and

(f) any rights of Seller under this Agreement or the Transaction Documents.

2.3 Assumed Liabilities. On and subject to the terms and conditions of this Agreement, Purchaser agrees to assume and become responsible for the Assumed Liabilities as of the Closing. Purchaser shall not assume or have any responsibility with respect to any liability of Seller that is not an Assumed Liability. “Assumed Liabilities” means the following Liabilities:

(a) all Liabilities with respect to performance obligations following the Closing and payments becoming due and payable following the Closing under the Contracts listed on Schedule 2.3(a) (the “Assumed Contracts”);

(b) all Negative Working Capital Items (including the value as of the Closing Date of all unredeemed gift card amounts for gift cards sold commencing January 1, 2020 through Closing, and all Liabilities related to accrued but unused vacation days or other paid time off with respect to each Business Employee who accepts the offer of employment from Purchaser or any of its Affiliates, the amounts of which as of the Effective Date are listed on Schedule 2.3(b), but the final amount of which will be as provided on the Preliminary Closing Statement and adjusted pursuant to the finally determined Reconciliation Statement as provided in Section 2.6 below); and

(c) all Post-Closing Liabilities.

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2.4 Excluded Liabilities. Notwithstanding anything herein to the contrary, Seller shall maintain sole responsibility of, and solely shall retain, pay, perform, and discharge, the following liabilities of Seller, and Purchaser shall not assume, any of the following Liabilities (collectively, the “Excluded Liabilities”):

(a) any Liability for Taxes, including (i) any Taxes arising as a result of Seller’s operation of the Business or ownership of the Purchased Assets prior to the Closing, (ii) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement, (iii) any employment Taxes paid or to be paid by Seller for any reason whatsoever, and (iv) any deferred Taxes of any nature;

(b) any Liability under any Contract that is not an Assumed Contract, including any Liability arising out of or relating to Seller’s credit facilities or any security interest related thereto;

(c) any Liabilities under any Environmental Laws arising out of or relating to the operation of Seller’s business or Seller’s leasing, ownership or operation of the Leased Real Property prior to the Closing;

(d) any Liability under any employee benefit plans or relating to payroll, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both, including any Liability with respect to the payment of bonuses for any reason;

(e) any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Affiliates;

(f) any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Purchaser;

(g) any Liability of Seller to any shareholder or Affiliate of the Seller, other than Liabilities incurred in the ordinary course of business;

(h) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller, other than Liabilities incurred in the ordinary course of business;

(i) any Liability to distribute to any of Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;

(j) any Liability arising out of any Proceeding pending as of the Closing;

(k) any Liability arising out of any Proceeding commenced after the Closing and arising out of or relating to any occurrence or event happening prior to the Closing;

(l) any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Law or Order of any Governmental Authority;

(m) any Liability of Seller related to the lease agreements for the Leased Real Property with respect to the period prior to Closing;

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(n) any Liability of Seller under this Agreement or any other document executed in connection with the transactions contemplated hereby, including any Liability of Seller for expenses incurred by Seller or its Affiliates in connection with this Agreement and any Liability of Seller for any bonuses, commissions, or incentive payments paid or payable to any Person by reason of the consummation of the transactions contemplated hereby;

(o) any Liability of Seller based upon Seller’s acts or omissions occurring after the Closing;

(p) each brokerage or similar payment described on Schedule 3.12; and

(q) Liabilities arising under Assumed Contracts as a result of any breach of such Assumed Contracts occurring prior to the Closing (excluding any breach of such Assumed Contracts occurring on the Closing Date as a result of any assignment of such Assumed Contract in connection with the transactions contemplated hereby without any required counterparty consent), or any related charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

2.5 Purchase Price; Deposit; Payment of Closing Purchase Price.

(a) Purchase Price. In consideration of Seller’s sale of the Purchased Assets to Purchaser, Purchaser will assume the Assumed Liabilities and will pay to Seller an amount equal to (i) $3,750,000, plus (ii) the Positive Working Capital Items, less (iii) the Negative Working Capital Items (the “Purchase Price”).

(b) Deposit. On the Effective Date, Purchaser shall pay to Seller $250,000.00 by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered to Purchaser by Seller (the “Deposit”). The Deposit shall be applied against the Closing Purchase Price at Closing.

(c) Payment of Closing Purchase Price. No later than five (5) Business Days prior to Closing, Seller will deliver to Purchaser a statement with estimates of the Positive Working Capital Items and Negative Working Capital Items (the “Preliminary Closing Statement”). At Closing, Seller shall pay to Purchaser an estimate of the Purchase Price based on the amounts in the Preliminary Closing Statement (the “Closing Purchase Price”) as follows: (i) application of the Deposit; (ii) cash of $1,000,000.00 by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered to Purchaser by Seller on the Closing Date; and (iii) the balance in the form of the Promissory Note.

2.6 Working Capital Purchase Price Adjustment.

(a) Reconciliation Statement. No later than forty-five (45) days following Closing, Purchaser shall deliver to Seller a statement with the following: (i) a calculation of any amount by which the Closing Inventory varied from the amount shown in the Preliminary Closing Statement, together with documentation demonstrating such variation; (ii) a calculation of any amount by which the Closing Cash varied from the amount shown in the Preliminary Closing Statement, together with documentation demonstrating such variation; (iii) a calculation of any amount by which the Closing Prepaids varied from the amount shown on the Preliminary Closing Statement, with all necessary documents and calculations supporting such variation; and (iv) a calculation of any amount by which the Negative Working Capital Items varied from the amount shown on the Preliminary Closing Statement, together with documents and calculations supporting such variation (the “Reconciliation Statement”).

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(b) Objections. Following the receipt by Seller of the Reconciliation Statement, Purchaser shall permit Seller and its representatives to have reasonable access during normal business hours to the books, records and other documents pertaining to or used in connection with preparation of the Reconciliation Statement. On or prior to the thirtieth (30th) day after Seller’s receipt of the Reconciliation Statement, Seller may give Purchaser a written notice stating in reasonable detail any objections (an “Objection Notice”) to any amount in the Reconciliation Statement. Any Objection Notice shall specify in reasonable detail the dollar amount of the objection and the basis therefor. Except to the extent Seller makes an objection to a specific determination set forth in the Reconciliation Statement pursuant to an Objection Notice delivered to Purchaser within such thirty (30) day period, Purchaser’s calculation in the Reconciliation Statement shall be final and binding upon the parties.

(c) Dispute. If Seller gives a timely Objection Notice as described in Section 2.6(b) above, then Purchaser and Seller shall negotiate in good faith to resolve their disputes. If Purchaser and Seller are unable to resolve all disputes on or prior to the thirtieth (30th) day after the delivery of the Objection Notice, then Purchaser and Seller shall, within five (5) business days thereafter, retain the Dallas office of Grant Thornton or other accounting firm mutually agreed to by Purchaser and Seller (provided no such accounting firm shall have any existing or past relationship with Seller or Purchaser) (the “Firm”), and shall instruct the Firm to resolve the dispute as soon as practicable, and in any event within thirty (30) days. The Firm shall only decide the specific items under dispute by the parties (the “Disputed Items”), solely in accordance with the terms of this Agreement, it being understood that in making such decision, the Firm shall be functioning as an expert and not as an arbitrator. In resolving any Disputed Item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm’s determination shall be based solely on presentations by Purchaser and Seller (i.e., not on independent review) and on the definitions and other terms included herein. With respect to the Closing Inventory and the Closing Cash, the amounts in the Preliminary Closing Statement shall be presumptively correct, unless clear evidence of a variation is presented. The determination of the Disputed Items, as determined by the Firm, shall absent manifest error be final and binding upon the parties hereto and the Reconciliation Statement shall be adjusted accordingly. The fees and expenses of the Firm (i) shall be borne by Seller, in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are unsuccessfully disputed by Seller (as finally determined by the Firm) bears to the aggregate dollar amount of such submitted Disputed Items and (ii) shall be borne by Purchaser in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are successfully disputed by Seller (as finally determined by the Firm) bears to the aggregate dollar amount of such submitted Disputed Items. Purchaser and Seller and their respective agents shall cooperate with the Firm during its engagement and as promptly as practicable provide all documents and information reasonably requested by the Firm.

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(d) Purchase Price Adjustment. To the extent the Purchase Price, as determined with respect to the finally determined Reconciliation Statement as described above, is greater than or less than the Closing Purchase Price, then within ten (10) days of the final determination of all items in the Reconciliation Statement as provided above, Purchaser shall deliver to Seller an amended and restated Promissory Note to reflect such difference.

2.7 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures on (a) February 13, 2023, provided that all conditions to Closing set forth in Article 6 (other than conditions that by their terms are to be satisfied at Closing but subject to the satisfaction or waiver (to the extent permitted by Law) of such conditions) are satisfied or waived as of such date, (b) if such conditions are not met on or before the first Business Day following the thirtieth (30) day following the date hereof, on the date that is the third Business Day following the satisfaction or waiver (to the extent permitted by Law) of all conditions set forth in Article 6 (other than conditions that by their terms are to be satisfied at Closing but subject to the satisfaction or waiver of such conditions), or (c) on such other date as the Parties may agree (the “Closing Date”). All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document. Closing shall be deemed effective as of 12:01 a.m. central time on the Closing Date.

(a) Purchaser Closing Deliveries. At or prior to the Closing:

(i)	Purchaser shall deliver to Seller the Purchase Price, including the Promissory Note, duly executed by Purchaser and Amergent Hospitality Group Inc.;

(ii)	Purchaser shall deliver to Seller the Guaranty, duly executed by Amergent Hospitality Group Inc.;

(iii)	Purchaser shall deliver to Seller copies of each other Transaction Document duly executed by Purchaser;

(iv)	Purchaser shall deliver to Seller a certificate, dated as of the Closing Date, duly executed by the Secretary, Assistant Secretary or any other executive officer of Purchaser certifying, among other things, that attached or appended to such certificate: (A) is a true and correct copy of the Purchaser’s organizational documents, and all amendments thereto; and (B) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the consummation of the Acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Purchaser pursuant hereto;

(v)	Purchaser shall deliver to Seller the certificate required by Section 6.2(c); and

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(vi)	Purchaser shall deliver to Seller such other documents and instruments as may be reasonably requested by Seller to consummate the Acquisition and to carry out the obligations of the Parties hereunder.

(b) Seller Closing Deliveries. At or prior to the Closing:

(i)	Seller shall deliver to Purchaser a certificate, dated as of the Closing Date, duly executed by the Secretary, Assistant Secretary or any other executive officer of Seller certifying, among other things, that attached or appended to such certificate: (A) is a true and correct copy of Seller’s organizational documents, and all amendments thereto; and (B) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the consummation of the Acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Seller pursuant hereto;

(ii)	Seller shall deliver to Purchaser copies of each Transaction Document to which it is a party, duly executed by Seller;

(iii)	Seller shall deliver to Purchaser all material records and documentation of Seller relating exclusively to the Purchased Assets;

(iv)	Seller shall deliver to Purchaser possession of the Purchased Assets;

(v)	Seller shall deliver to Purchaser a non-foreign affidavit dated as of the Closing Date, in form and substance required under Treasury Regulations issued pursuant to Code §1445, stating that Seller is not a “foreign person” as defined in Code §1445;

(vi)	Seller shall deliver to Purchaser the certificate required by Section 6.1(c); and

(vii)	Seller shall deliver to Purchaser such other documents and instruments as may be reasonably requested by Purchaser to consummate the Acquisition and to carry out the obligations of the Parties hereunder.

2.8 Transfer Taxes. Seller and Purchaser agree to cooperate in securing any available exemptions from any Transfer Taxes (including any bulk sales Taxes) on the transfer of the Purchased Assets hereunder.

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2.9 Assignment of Assets. Notwithstanding anything to the contrary in this Agreement, to the extent that any sale, conveyance, transfer or assignment of any Purchased Assets, or any claim, right or benefit arising thereunder or resulting therefrom (collectively, the “Interests”) contemplated hereunder is not permitted by applicable Law or the terms of the Contract governing such Interest or is not permitted without the consent of any Person which consent has not been obtained at or prior to the Closing, this Agreement shall not be deemed to constitute a sale, conveyance, transfer or assignment of any such Interest unless and until such Interest (a “Retained Interest”) can be sold, conveyed, transferred or assigned or such consent is obtained, at which time such Retained Interest shall be deemed to be sold, conveyed, transferred and assigned in accordance with the provisions hereunder, subject to any condition or provision contained in such consent, whereupon it shall cease to be a Retained Interest. While any such Interest is a Retained Interest, Seller and Purchaser shall, subject to Section 5.11 and for a period not to exceed 90 days after the Closing Date, cooperate in a mutually agreeable arrangement under which Purchaser shall obtain the benefits and assume the obligations associated with, and shall indemnify Seller for Losses during such period after the Closing Date relating to, each Retained Interest.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser, except as set forth in the Disclosure Schedules, that:

3.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite power and authority, corporate or otherwise, to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had a Material Adverse Effect. Seller’s organizational documents are in full force and effect. Seller is not in material violation of any of the provisions of its organizational documents that would adversely affect (a) the Purchased Assets, (b) the Acquisition, or (c) the other transactions contemplated by the Transaction Documents.

3.2 Authority Relative to this Agreement. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Acquisition. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the Acquisition have been duly and validly authorized by all necessary corporate action of Seller, and no other corporate proceedings or action on the part of Seller or any holders of Seller’s capital stock or other security holders are necessary to authorize this Agreement and the other Transaction Documents or to consummate the Acquisition. This Agreement and the other Transaction Documents have been duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, each such agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.

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3.3 No Conflict. Assuming that all consents and other actions described in Section 3.4 have been obtained, and except as may result from any facts or circumstances relating solely to Purchaser or its Affiliates, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not: (a) conflict with or violate or constitute a default under any provision of its organizational documents or any resolutions adopted by its board of directors or stockholders; (b) conflict with or violate or result in a breach of or default under any provision of any Law or Order applicable to Seller or by which any of the Purchased Assets or Seller is subject, bound or affected in any respect; (c) to the Knowledge of Seller, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, require notice or other action by any Person under, or give to others any right of termination, amendment, acceleration, consent, notice or cancellation pursuant to any Assumed Contract; or (d) result in the creation of a Lien on any of the Purchased Assets other than a Permitted Lien; except where such a breach, violation, default, conflict or right under clauses (b) through (d) above has not had and would not reasonably be expected to have a Material Adverse Effect.

3.4 Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents by Seller does not, and the performance by Seller of its obligations hereunder and thereunder and the consummation of the Acquisition will not, require any consent, approval, exemption, authorization or permit of, or filing by Seller with or notification by Seller to, any Person or Governmental Authority, except (a) as set forth on Schedule 3.4, or (b) to the extent that the failure to obtain any such consent or to take any such action or make such filing or notification will not result in a Material Adverse Effect.

3.5 Financial Statements. Copies of Seller’s income statement for the year-ended December 31, 2021, balance sheet as of December 31, 2021, year-to-date income statement for the portion of 2022 ending July 31, 2022, and balance sheet as of July 31, 2022 (the “Seller Financial Statements”) are attached hereto as Exhibit C. The Seller Financial Statements are based on the books and records of Seller, and fairly present in all material respects the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. Seller maintains a standard system of accounting and Seller Financial Statements are prepared and kept in accordance with Seller’s customary accounting principles.

3.6 Intellectual Property. Seller is the sole and exclusive owner of, and has good, valid and marketable title to (free and clear of all Liens, other than Permitted Liens), or has a valid, enforceable and transferable license to make, use or sell the Acquired Intellectual Property. Schedule 3.6 lists each registered Trademark and Copyright comprising the Acquired Intellectual Property. To the Knowledge of Seller, (i) the Proprietary Rights used by Seller in the conduct of the Business as it is currently conducted and has been conducted within the last three years do not infringe upon, misappropriate, or otherwise violate any Proprietary Rights of any third party and

(ii) no third party is infringing, misappropriating or otherwise violating the Proprietary Rights of Seller.

3.7 Environmental and Safety Matters. To the Knowledge of Seller, Seller is and has been since January 1, 2019 in compliance in all material respects with applicable Environmental Laws in connection with the operation of the Business and the Purchased Assets. Seller has not received written notice of (and, to the Knowledge of Seller, none of the Leased Real Property is subject to) any pending Action, notice of material violation, infraction or Liability, or any pending claim, citation, complaint, order, request for information or notice from (or any agreement with) any Person respecting any actual or alleged Release of Hazardous Materials by Seller relating to the Business, or any actual, potential, or alleged violation of, non-compliance with, or Liability under any Environmental Law by Seller relating to the Business.

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3.8 Compliance with Laws. To the Knowledge of Seller, Seller is not, in any material respect, and has not been since January 1, 2019, in any material respect, in conflict with, or in default or violation of, or in receipt of any written notice alleging any conflict, default or violation of, any: (a) order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ (collectively, “Orders”) of any Governmental Authority; or (b) Laws of any Governmental Authority.

3.9 Assets. Seller is the sole and exclusive owner of and has title to all of the Purchased Assets that are not leased, free and clear of all Liens other than Permitted Liens. The Bill of Sale and Assumption Agreement and the endorsements, assignments and other instruments to be executed and delivered by Seller to Purchaser at the Closing will effectively transfer to Purchaser good, valid and marketable title to, and ownership of, the Purchased Assets free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.9, the Purchased Assets include all of the material tangible and intangible assets, properties and rights, of any nature whatsoever, used by Seller primarily in the Business. None of the Purchased Assets are located outside the United States. Except as set forth on Schedule 3.9, the Purchased Assets will, taking into account all Transaction Documents, constitute in all material respects all of the assets, rights and properties necessary to conduct the Business as presently conducted immediately following the Closing.

3.10 Claims and Proceedings. There is no outstanding Order of any Governmental Authority against or involving Seller with respect to the Business, the Purchased Assets or the transactions contemplated hereby. Except as set forth on Schedule 3.10, there is no Action pending or, to the Knowledge of Seller, threatened against Seller, or to which Seller is otherwise a party, before any Governmental Authority, with respect to or related to the Business, the Purchased Assets or the transactions contemplated hereby.

3.11 Contracts. Other than the Assumed Contracts, neither Seller nor any of its Affiliates is a party to any Contract that is material to the Business or the Purchased Assets. Seller is not in default under, and to the Knowledge of Seller, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any party to, any Assumed Contract. Seller has not, and to the Knowledge of Seller, no other party thereto has, repudiated any material provision of any Assumed Contract. Each of the Assumed Contracts is in full force and effect, and is valid and enforceable in accordance with its terms, subject to the Enforcement Limitations.

3.12 No Broker. Except as set forth on Schedule 3.12, Seller has not employed any broker, finder or agent or incurred and will not incur, any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

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3.13 Taxes and Tax Returns. Seller has filed all material Tax Returns it was required to file in respect of the Business and the Purchased Assets and all such Tax Returns are true, correct and complete in all material respects. Seller has paid to the appropriate Governmental Authority all material Taxes owed by Seller with respect to the Business and the Purchased Assets. Seller has not received any written claim with respect to the Business from an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction as a result of the activities conducted by the Business. There are no Liens (other than Permitted Liens) on any of the Purchased Assets that arose in connection with any failure to pay any Tax. With respect to the Business, Seller has complied in all material respects with all applicable Laws relating to the withholding and payment of any Taxes and has timely withheld and paid to the proper Governmental Authorities all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or any other third party. Seller has not deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) in respect of calendar year 2020 pursuant to Section 2302 of the CARES Act, which Taxes would otherwise have been payable by Seller in respect of calendar year 2020 but for the application of the CARES Act, and Seller has not received any Small Business Administration Paycheck Protection Program loans that have not, as of the Closing Date, been forgiven in full. Schedule 3.13 lists all CARES Act or similar types of governmental assistance received by Seller as of the Closing Date, including but not limited to Paycheck Protection Program loans, ERTC credits, EIDL loans, and RRF grants, and applicable forgiveness date for each.

3.14 Real Property. Schedule 3.14 identifies each parcel of Leased Real Property. Seller has furnished to Purchaser true and complete copies of each Real Property Lease. To the Knowledge of Seller: (a) subject to any Enforcement Limitations, each Real Property Lease is a valid and binding obligation on Seller and, to the Knowledge of Seller, each other party thereto and is in full force and effect; (b) there is no material breach or material default under any Real Property Lease by Seller or any other party thereto; and (c) Seller has a good and valid leasehold interest in each Leased Real Property to which it is either the tenant or licensee named under the Real Property Lease, free and clear of all Liens (other than Permitted Liens).

3.15 Employees. Schedule 3.15 sets forth, with respect to each Business Employee as of January 1, 2023: (a) the name, title and classification of each employee as exempt/nonexempt under the federal Fair Labor Standards Act and full-time/part-time (with full-time being any employee regularly scheduled to work 30 or more hours per week); (b) each employee’s current annualized base compensation; (c) whether the employee is receiving workers’ compensation or disability payments or is on leave or other inactive status (other than ordinary use of vacation or similar paid time off), the reason therefor and the expected end date of such status; and (d) accrued but unused vacation days or other paid time off. Other than the Business Employees, no other employee of Seller is exclusively involved in the Business. Seller is and at all relevant times has been in compliance in all material respects with COVID-19 related safety and health Laws issued and enforced by the Occupational Safety and Health Administration, and with the paid and unpaid leave requirements of the Families First Coronavirus Response Act; and to the extent Seller has granted employees paid sick leave or paid family leave under the Families First Coronavirus Response Act, Seller has taken commercially reasonable efforts to obtain and retain all material documentation required to substantiate eligibility for sick leave or family leave tax credits pursuant to applicable Law to the extent the time limit to obtain or receive such substantiation has not lapsed. To the extent Seller has Knowledge of any Business Employees or independent contractors who have tested positive for COVID-19, Seller has taken commercially reasonable efforts to take all material precautions required under applicable Law with respect to such Business Employees and independent contractors. Seller has also used commercially reasonable efforts to document any such diagnosis to the extent required by Laws of the Occupational Safety and Health Administration. As of the Closing Date, Seller has not implemented, in response to COVID-19, any material workforce reductions, material reductions in or material changes to compensation or to Company Plans, nor has Seller applied for or received loans or payments under the Coronavirus Aid, Relief, and Economic Security Act, as signed into law by the President of the United States on March 27, 2020 (the “CARES Act”), claimed any tax credits under the CARES Act, or deferred any Taxes under the CARES Act except as set forth on Schedule 3.13.

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3.16 Employee Benefit Plans. Schedule 3.16 sets forth all Company Plans in effect as of Closing. To the Knowledge of Seller, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any severance, change in control, employment or retention plan, program or agreement, vacation, incentive, bonus, stock option and restricted stock, profit sharing, retirement, deferred compensation or other material benefit plan, program, policy, agreement or arrangement sponsored, maintained or contributed to by Seller, in which any Business Employee participates (collectively, the “Company Plans”) has been established, operated and administered in all material respects in accordance with its terms, ERISA, the Code and all other applicable Law. Each of the Company Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS (or is maintained on a preapproved plan document that has received an opinion or advisory letter), and nothing has occurred that would reasonably be expected to adversely affect such qualification.

3.17 Absence of Certain Changes or Events. Since January 1, 2022, there has not occurred any Material Adverse Effect. Except as contemplated by this Agreement, since January 1, 2022 (a) Seller has conducted the Business in the Ordinary Course of Business, and (b) there has not occurred any change, impact, event, effect, circumstance or development (or combination of the foregoing) that would, or would reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Seller to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

3.18 Permits. Schedule 3.18 sets forth all material governmental permits (including all licenses, regulatory consents, franchises, permits, privileges, immunities, approvals and other authorizations of any Governmental Authority) (the “Permits”) Seller owns, holds or possesses, in respect of the Business, which are necessary to entitle Seller to own or lease, operate or use the Purchased Assets or to carry on and conduct the Business as currently conducted. To the Knowledge of Seller, there is no suit, action, proceeding, investigation, complaint, claim, charge or Order threatening to revoke, modify or otherwise fail to renew any Permit. To the Knowledge of Seller, Seller is in compliance in all material respects with each Permit.

3.19 No Additional Representations. Except as expressly set forth in this Article 3, Seller makes no other express or implied representations or warranties and hereby disclaims any additional representation or warranty.

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3.20 No Additional Purchaser Representations Seller acknowledges and agrees that, except for the representations and warranties explicitly made by Purchaser in Article 4, neither Purchaser nor any other Person makes any express or implied representation or warranty with respect to Purchaser or its assets, operations, Liabilities, condition (financial or otherwise) or prospects of any of the foregoing, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing, Seller acknowledges and agrees that except for the representations and warranties made by Purchaser in Article 4, neither Purchaser nor any other Person makes or has made any representation or warranty to Seller or any of its Representatives, with respect to any oral or written information furnished or made available to Seller or any of its Representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or the consummation of the transactions contemplated hereby, including the accuracy, completeness or currency thereof, and neither Purchaser nor any other Person shall have any Liability to Seller or any other Person in respect of such information, including any subsequent use of such information, except in the case of Fraud in the making of any representation or warranty under Article 4.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

4.1 Formation and Qualification. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Purchaser is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

4.2 Authority Relative to this Agreement. Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Acquisition. The execution and delivery of this Agreement and each of the other Transaction Documents, as applicable, by Purchaser and the consummation by Purchaser of the Acquisition have been duly and validly authorized by all necessary corporate action, and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the Acquisition. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by Purchaser, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, each such agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3 No Conflict. The execution and delivery of this Agreement and the other Transaction Documents by Purchaser does not, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the Acquisition will not: (a) conflict with or violate any provision of Purchaser’s organizational documents, each as amended to date, or any resolutions adopted by its board of directors, managing director or stockholders; (b) conflict with or violate any Law or Order applicable to Purchaser or by which Purchaser is bound or affected; or (c) conflict with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time or both would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party or pursuant to which its property or assets are bound, except in each case as would not materially and adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents.

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4.4 Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents by Purchaser, as applicable, do not, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the Acquisition will not, require any consent, approval, exemption, authorization or permit of, or filing by Purchaser with or notification by Purchaser to, any Governmental Authority.

4.5 No Broker. Purchaser has not employed any broker, finder or agent or incurred and will not incur any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.6 Availability of Funds. Following the Closing, Purchaser will have available cash or available borrowing capacity under committed borrowing facilities sufficient to enable Purchaser to consummate the transactions contemplated hereby and to carry on the Business in the Ordinary Course of Business following the Acquisition, including as required to discharge the Assumed Liabilities. Purchaser’s obligations hereunder are not contingent upon procuring any financing.

4.7 Litigation. There is no Action, by or before any Governmental Authority or arbitrator, pending or, to the Knowledge of Purchaser, threatened that, if adversely determined, would reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Acquisition or the other transactions contemplated by the Transaction Documents.

4.8 Independent Investigation. Purchaser has performed an independent investigation, examination, analysis and verification of the business, assets, liabilities, operations and financial condition of Seller, including Purchaser’s own estimate of the value of the Business and the Purchased Assets. Purchaser has had the opportunity to visit with Seller and meet with representatives of the Business to discuss the foregoing matters. All materials and information requested by Purchaser have been provided to Purchaser to its reasonable satisfaction. Purchaser has performed the due diligence Purchaser deems adequate regarding all matters relating to this Agreement and the transactions contemplated by the Transaction Documents. In connection with the foregoing, Purchaser and its representatives have received certain estimates, budgets, forecasts, plans and financial projections. There are uncertainties inherent in such forward-looking statements, and Purchaser is familiar with such uncertainties. Purchaser is taking full responsibility for making its own evaluation of, and hereby assumes all risks regarding, the adequacy and accuracy of such forward-looking statements (including the reasonableness of the assumptions upon which they are based).

4.9 Solvency. After giving effect to the Closing and the Acquisition, Purchaser will be able to pay its debts as they become due and shall own property which has a fair market value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Acquisition, Purchaser shall have adequate capital to carry on their business (including the Business). No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud any of Purchaser’s or its Affiliates’ current or future creditors.

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4.10 No Additional Representations. Except as expressly set forth in this Article 4, Purchaser makes no other express or implied representations or warranties and hereby disclaims any additional representation or warranty.

4.11 No Additional Seller Representations Purchaser acknowledges and agrees that, except for the representations and warranties explicitly made by Seller in Article 3, neither Seller nor any other Person makes any express or implied representation or warranty with respect to Seller, the Business, Seller’s assets (including the Purchased Assets), operations, Liabilities (including the Assumed Liabilities), condition (financial or otherwise) or prospects of any of the foregoing, and Seller hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing, Purchaser acknowledges and agrees that except for the representations and warranties made by Seller in Article 3, neither Seller nor any other Person makes or has made any representation or warranty to Purchaser or any of its Representatives, with respect to any oral or written information furnished or made available to Purchaser or any of its Representatives in the course of their due diligence investigation of the Business and the Purchased Assets, the negotiation of this Agreement or the consummation of the transactions contemplated hereby, including the accuracy, completeness or currency thereof, and neither Seller nor any other Person shall have any Liability to Purchaser or any other Person in respect of such information, including any subsequent use of such information, except in the case of Fraud in the making of any representation or warranty under Article 3.

ARTICLE 5. COVENANTS

5.1 Conduct of Business. Except for matters required by applicable Law, expressly permitted by this Agreement, or as otherwise consented to in writing by Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), from the date hereof to the Closing Date (or until the earlier termination of this Agreement in accordance with Section 7.1), Seller will conduct the Business in the Ordinary Course of Business in all material respects.

5.2 Efforts to Consummate Closing. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary to fulfill all conditions applicable to such Party pursuant to this Agreement and the other Transaction Documents and to consummate and make effective, in the most expeditious manner reasonably practicable (and in any event prior to the End Date), the Closing, the Acquisition and the other transactions contemplated hereby, including (a) obtaining all necessary consents required to be obtained by such party as a condition to Closing (provided, however, that no Party shall be required to pay any consideration therefor); (b) obtaining all necessary actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities and making all necessary registrations, filings and notifications and taking all steps as may be necessary to obtain an approval, expiration or termination of any waiting period, clearance, non-action letter, waiver or exemption from any Governmental Authority; (c) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Acquisition or other transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (d) executing and delivering any additional documents or instruments necessary to consummate the Acquisition and the other transactions contemplated hereby and to carry out this Agreement and the Transaction Documents.

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5.3 Pre-Closing Access From the date hereof through Closing, so long as this Agreement remains in effect, Seller will afford Purchaser and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the facilities, personnel, and books and records of Seller. Notwithstanding the foregoing, Seller shall not be required to disclose any information to Purchaser if such disclosure would be reasonably likely to: (i) cause competitive harm to Seller if the Acquisition is not consummated; (ii) jeopardize any attorney- client or other legal privilege; or (iii) contravene any applicable Law, fiduciary duty or binding Contract entered into prior to the date hereof.

5.4 Contact. Until the Closing Date, none of Purchaser, its Affiliates or their Representatives shall contact or communicate with the customers, suppliers, vendors, employees, contractors or consultants of Seller in connection with the Acquisition or the other transactions contemplated by this Agreement, or the operation of the Business without the prior written consent of Seller.

5.5 Confidentiality; Publicity.

(a) Confidentiality. For a period of two years from and after the date hereof, subject to the provisions of Section 5.5(c), (i) the Parties shall, and shall cause their respective Representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations among the Parties regarding this Agreement and the transactions contemplated hereby; and (ii) Purchaser shall, and shall cause its Representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, any confidential information which was obtained in connection with this Agreement or the transactions contemplated hereby relating to Seller or Seller’s business or assets (other than, after the Closing, confidential information relating exclusively to the Business, the Purchased Assets or the Assumed Liabilities). Notwithstanding the foregoing, nothing herein shall prohibit Seller from retaining information related to the Business, the Purchased Assets and the Assumed Liabilities in accordance with its document retention policies. If this Agreement is, for any reason, terminated prior to Closing, the provisions of this Section 5.5 shall survive and remain in full force and effect.

(b) Public Announcements. Except as stated in this Section 5.5(b), each Party will not, and each Party will cause each of its Representatives and Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated hereby without the prior written approval of Purchaser and Seller (which will not be unreasonably withheld, conditioned or delayed). Seller and Purchaser will cooperate with each other in issuing, promptly upon both Effective Date and Closing Date, a joint press release that announces the Acquisition.

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(c) Certain Permitted Disclosures. Notwithstanding the foregoing, nothing in this Section 5.5 will prevent any of the following at any time:

(i)	a Party or any of its Representatives or Affiliates disclosing any information to the extent required under applicable Law or under the rules and regulations of any national securities exchange (to the extent such party or any of its Affiliates has any of its securities traded or listed thereon);

(ii)	before Closing, Seller informing other potential acquirers of the Purchased Assets that a definitive agreement has been entered into, without identifying Purchaser or any of its Affiliates;

(iii)	before Closing, Seller communicating with any of its suppliers or vendors on a need-to-know basis regarding this Agreement and the Acquisition;

(iv)	before Closing, Purchaser and Seller communicating with any of their respective employees on a need-to-know basis regarding this Agreement and the Acquisition; or

(v)	a party or any of its Affiliates making a statement or disclosure (A) as part of its or any of its Affiliates’ financial statements or Tax Returns or (B) to the extent reasonably necessary to enforce or comply with this Agreement.

5.6 Further Assurances. Seller hereby agrees, without further consideration, to execute and deliver following the Closing such other instruments of transfer and take such other actions as Purchaser or its counsel may reasonably request in order to (a) confirm or evidence the transfer to Purchaser of the Purchased Assets, and (b) to put Purchaser in possession of, and to vest in Purchaser, good and valid title to the Purchased Assets in accordance with this Agreement. Purchaser hereby agrees, without further consideration, to take such other action following the Closing and execute and deliver such other documents as Seller or its counsel may reasonably request in order to assume all of the Assumed Liabilities and to consummate the Acquisition in accordance with this Agreement.

5.7 Taxes and Tax Returns. Seller shall file all Tax Returns with respect to the Purchased Assets required to be filed by it for all taxable periods ending on or before the Closing Date. Seller will pay all Taxes imposed on Seller or for which Seller is or will be liable with respect to the Purchased Assets, whether to taxing authorities or to other persons (pursuant to a tax sharing agreement or otherwise), for the Pre-Closing Tax Period. Each Party will cooperate in all reasonable respects in timely making all filings, returns and reports as may be required to comply with the provisions of applicable Law with respect to any Tax and in executing and delivering certificates and similar items that accurately set forth relevant facts to entitle a Party to exemptions from or reductions to the payment of Transfer Taxes (if applicable).

5.8 Business Names. As promptly as practicable after the Closing Date, Seller shall cease using the Business Names and shall file as promptly as practicable, in any jurisdictions where it is qualified to do business and in which such filings are appropriate, any documents reasonably necessary to reflect that it is no longer operating under such Business Names. From and after the Closing Date, Seller shall cease the use of such names and variations thereof for all business purposes; provided, however, that such names may be referred to as former names in any Tax or other filing required to be made with any Governmental Authority.

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5.9 Wrong Pockets. Seller shall promptly pay or deliver to Purchaser any monies or checks that have been sent to Seller or any of its Affiliates after the Closing to the extent that they are Purchased Assets. Purchaser shall, or shall cause its applicable Affiliates to, promptly pay or deliver to Seller any monies or checks that have been sent to Purchaser or any of its Affiliates after the Closing to the extent that they are not in respect of the Purchased Assets and to the extent they are in respect of the businesses of Seller or its Affiliates.

5.10 Expenses. Except as otherwise specifically provided in this Agreement, each of the Parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Acquisition, including all fees and expenses of its Representatives. Without limiting the generality of the foregoing, Purchaser shall pay all transfer, documentary, sales, use, excise, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (the “Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement when due, and the Party required to file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges shall file such Tax Returns and other documentation, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

5.11 Third Party Consents. To the extent that Seller does not obtain any required third- party consents set forth on Schedule 3.4 prior to the Closing, Seller shall reasonably cooperate with Purchaser for a period not to exceed 90 days to the extent requested by Purchaser to make or obtain (or cause to be made or obtained) as promptly as practicable all such consents. Seller shall not be obligated to make any payment to obtain any such consents. Purchaser acknowledges and agrees that (a) certain consents may be necessary from parties to Assumed Contracts in connection with the transactions contemplated herein in order not to constitute a breach or violation of or a default under, conflict with or give rise to or create any right or obligation under, such Assumed Contracts, which consents have not been obtained and may not be obtained prior to Closing; and (b) except to the extent expressly stated in Article 3, Seller has not made (and no Person on behalf of Seller has made) any representation or warranty or similar assurance regarding the need for or desirability of any consent or approval by, notification to or filing with any Person. Purchaser agrees that, except as otherwise expressly provided in Section 2.9 or this Section 5.11 (or as a result of a breach of any representation or warranty in Article 3), Seller will not have any obligation whatsoever to Purchaser or any of its Affiliates arising out of, relating to or resulting from the failure to obtain any consent (provided that Seller has performed its obligations hereunder).

5.12 Allocation of Purchase Price. Within one hundred and twenty (120) days after the Closing Date, Seller shall allocate the Purchase Price and other relevant items, including the value of the Assumed Liabilities, among the Purchased Assets in accordance with the principles of Section 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation”). Each of Purchaser and Seller shall (a) be bound by the Purchase Price Allocation for purposes of determining any Taxes, (b) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Purchase Price Allocation, and (c) take no position, and cause its Affiliates to take no position, inconsistent with the Purchase Price Allocation on any Tax Return, in any refund claim, in any audit, dispute or proceeding before any Tax authority or otherwise with respect to such Tax Returns.

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5.13 Bulk Sales Laws. Purchaser and Seller hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser (and Purchaser agrees that such non-compliance, and any event or circumstance arising out of, relating to or resulting from such non-compliance, does not and will not constitute a breach of any representation, warranty, covenant or agreement of Seller in this Agreement).

5.14 Employee Matters.

(a) Prior to Closing, Purchaser shall make offers of employment to each Business Employee who is then an employee of Seller, to be effective as of the Closing.

(b) The provisions of this Section 5.14 are solely for the benefit of the Parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any employee benefit plan for any purpose. Nothing in this Section 5.14 shall be construed to (i) limit the right of Purchaser or any of its Affiliates to amend or terminate any employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, or (ii) require Purchaser or any of its Affiliates to retain the employment of any particular Business Employee for any fixed period of time following the Closing Date.

5.15 Post-Closing Access. Throughout the seven-year period after Closing, subject to the reasonable confidentiality precautions of the Party whose information is being accessed, each Party will, during normal business hours and upon reasonable notice from any requesting Party: (a) cause such requesting Party and such requesting Party’s Representatives to have reasonable access to the books and records (including financial and Tax records, Tax Returns, files, papers and related items) of such Party, and to the personnel responsible for preparing and maintaining such books and records and, with respect to Purchaser, to the personnel responsible for conducting the Business, in each case to the extent necessary or reasonably desirable to (i) prepare or audit financial statements, (ii) prepare or file Tax Returns or (iii) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; and (b) permit such requesting Party and such requesting Party’s Representatives to make copies of such books and records for the foregoing purposes, at such requesting Party’s expense. Furthermore, Seller will assist Purchaser, at Purchaser’s sole cost and expense, to produce financial records and statements and assist Purchaser and its representatives in preparation of audited financial statements for fiscal years commencing with the fiscal year ended December 31, 2020.

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ARTICLE 6. CONDITIONS PRECEDENT

6.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect Closing and consummate the Acquisition are subject to the satisfaction on or prior to Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, in a written instrument executed and delivered by Purchaser:

(a) Representations and Warranties. The representations and warranties of Seller set forth in Article 3 hereof shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date and (ii) to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had a Material Adverse Effect.

(b) Covenants. Seller shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by Seller on or prior to the Closing Date.

(c) Certificate. Purchaser shall have received a certificate signed by a duly authorized officer of Seller certifying the items in Sections 6.1(a) and (b).

(d) Closing Deliverables. Purchaser shall have received all documents, certificates and instruments required to be delivered pursuant to Section 2.7(b)).

(e) No Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that has the effect of making the Acquisition or the other transactions contemplated hereby illegal or otherwise prohibiting or restricting the consummation of such transactions.

6.2 Conditions to Obligations of Seller. The obligations of Seller to effect Closing and consummate the Acquisition are subject to the satisfaction on or prior to Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, in a written instrument executed and delivered by Seller:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article 4 hereof shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date and (ii) to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(b) Covenants. Purchaser shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

(c) Certificate. Seller shall have received a certificate signed by an authorized officer of Purchaser certifying the items in Sections 6.2(a) and (b).

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(d) Closing Deliverables. Seller shall have received all documents, certificates and instruments required to be delivered pursuant to Section 2.7(a)).

(e) No Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that has the effect of making the Acquisition or the other transactions contemplated hereby illegal or otherwise prohibiting or restricting the consummation of such transactions.

6.3 Frustration of Closing Conditions. Neither Seller nor Purchaser may rely, either as a basis for not consummating Closing or terminating this Agreement, on the failure of any condition set forth in Sections 6.1 or 6.2, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or failure to use its commercially reasonable efforts to consummate the transactions contemplated hereby.

ARTICLE 7. TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the written agreement of Purchaser and Seller;

(b) by either Purchaser or Seller upon written notice to the other:

(i)	if Closing shall not have occurred on or prior to February 28, 2023 (the “End Date”), unless the failure to consummate Closing is the result of a breach of this Agreement by the Party seeking to terminate this Agreement, provided however Purchaser may elect to extend the End Date by up to 30 days by written notice to Seller; or

(ii)	if any Governmental Authority issues an Order or takes any other action permanently enjoining, restraining or otherwise prohibiting Closing and such Order or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Order or action and shall not be in material violation of this Agreement;

(c) by Purchaser upon written notice to Seller if there has been a breach by Seller of any of its representations, warranties, covenants or agreements in this Agreement such that the conditions in Section 6.1(a) or 6.1(b), as applicable, will not be satisfied; provided, however, that if such breach is curable and can reasonably be expected to be cured by the End Date, then the right to terminate pursuant to this Section 7.1(c) shall be suspended so long as reasonable, good faith efforts are being exerted to effect a cure; or

(d) by Seller by written notice to Purchaser if there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements in this Agreement such that the conditions in Section 6.2(a) or 6.2(b) will not be satisfied; provided, however, that if such breach is curable and can reasonably be expected to be cured by the End Date, then the right to terminate pursuant to this Section 7.1(d) shall be suspended so long as reasonable, good faith efforts are being exerted to effect a cure.

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7.2 Effect of Termination. In the event of termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and there shall be no further obligation on the part of Purchaser or Seller (except as set forth in Section 5.5 (confidentiality; publicity), Section 5.10 (expenses), Article 7 (termination) and Article 9 (miscellaneous), all of which shall survive the termination); provided, however, that nothing herein shall relieve any Party hereto from Liability for its willful breach of this Agreement. In the event of termination of this Agreement, Seller shall retain the Deposit; provided, however, in the event this Agreement is terminated by Purchaser pursuant to Section 7.1(b)(i) or 7.1(c), Seller shall pay the Deposit to Purchaser within five (5) Business Days of the effective date of the termination of this Agreement.

ARTICLE 8. SURVIVAL; INDEMNIFICATION

8.1 Indemnification by Seller. From and after the Closing, Seller will indemnify, defend and hold harmless Purchaser and its Affiliates and Representatives (each, a “Purchaser Indemnified Party”), from and against any and all Liabilities, demands, claims, suits, actions, causes of action, assessments, costs, expenses, interest, fines, penalties or costs or expenses of any and all investigations, proceedings, judgments, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) but not any consequential, incidental, indirect, special, exemplary or punitive damages (other than those actually awarded in connection with any third party claim) or any damages based on a multiple (individually, a “Loss” and collectively, the “Losses”) sustained or incurred by such Purchaser Indemnified Party relating to, resulting from or arising out of any of the following:

(a) any inaccuracy in or breach of a representation or warranty of Seller in this Agreement;

any non-compliance with or breach of any covenant or agreement by Seller under this Agreement; or

(b) any Excluded Liabilities.

provided, that (i) Seller shall not have any liability pursuant to this Section 8.1 for any individual Loss of less than $10,000, (ii) Seller shall not have any liability under clause (a) above unless the aggregate of all Losses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $50,000 (the “Deductible”), and then only for the amount of such Losses in excess of the Deductible; (iii) Seller’s aggregate liability under clause (a) above (other than with respect to the Fundamental Representations) shall in no event exceed the sum of the Deposit, the cash paid by Purchaser at Closing, and the total amount of principal actually paid by Purchaser on the Promissory Note as of the date of the Claim Notice; and (iv) Seller’s aggregate liability under this Agreement shall in no event exceed the Purchase Price (with it being understood, however, that nothing in this Agreement (including this Section 8.1) shall limit or restrict any of the Purchaser Indemnified Parties’ rights to maintain or recover any amounts in connection with any action or claim based upon Fraud by Seller).

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8.2 Indemnification by Purchaser. From and after the Closing, Purchaser agrees to indemnify, defend and hold harmless Seller and its Affiliates and each of their respective Representatives (each, a “Seller Indemnified Party”) from and against any and all Losses sustained or incurred by any Seller Indemnified Party relating to, resulting from or arising out of any of the following:

(a) any inaccuracy in or breach of a representation or warranty of Purchaser in this Agreement;

any non-compliance with or breach of any covenant or agreement by Purchaser under this Agreement;

(b) any Assumed Liabilities; or

all Liabilities arising from the ownership or operation of the Purchased Assets following the Closing Date;

provided, that (i) Purchaser shall not have any liability pursuant to this Section 8.2 for any individual Loss of less than $10,000, (ii) Purchaser shall not have any liability under clause (a) above unless the aggregate of all Losses relating thereto for which Purchaser would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to the Deductible, and then only for the amount of such Losses in excess of the Deductible; and (iii) Purchaser’s aggregate liability under this Agreement shall in no event exceed the Purchase Price (with it being understood, however, that nothing in this Agreement (including this Section 8.2) shall limit or restrict any of the Seller Indemnified Parties’ rights to maintain or recover any amounts in connection with any action or claim based upon Fraud by Purchaser).

8.3 Indemnification Procedure for Third Party Claims.

(a) Any party making a claim for indemnification under this Agreement (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim (a “Claim Notice”) in writing promptly (and in any event within 30 days) after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it by a third party, describing the claim, the amount or estimated amount thereof, and the basis therefor; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder, except to the extent that the Indemnitor is actually prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by giving notice to the Indemnitee (the “Defense Notice”) within 30 days of receiving a Claim Notice and appointing counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense. In the event that the Indemnitor shall fail to give the Defense Notice, it shall be deemed, with respect to any claims other than pursuant to Section 8.1(c), to have elected not to conduct the defense of the subject claim, and in such event the Indemnitee shall have the right to conduct such defense but shall require the prior written consent of the Indemnitor to compromise or settle the claim (which will not be unreasonably withheld, conditioned or delayed) and the Indemnitor will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith to the extent Indemnitor would otherwise be liable for such Losses in accordance with Section 8.1 or 8.2, as applicable.

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(b) Notwithstanding the foregoing, with respect to any claims other than pursuant to Section 8.1(c), (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee; (ii) the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the claim primarily seeks an injunction or other equitable relief against the Indemnitee; (C) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (D) it is reasonable to expect that the Loss relating to such claim would materially exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of this Agreement; and (iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities and obligations with respect to such claim, without prejudice.

(c) Notwithstanding the rights of the Indemnitee pursuant to Sections 8.3(a) and (b), with respect to any third-party claims arising under Section 8.1(c), the Indemnitee shall have no rights or obligations, including with respect to conducting any defense related to such claims, except that the Indemnitor may not settle any such claim without the prior written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed) if the Indemnitee will be obligated to pay any monetary damages or have imposed against it any injunctive or other equitable relief.

(d) The Indemnitee will cooperate with and make available to the Indemnitor such assistance and materials as it may reasonably request. To the extent the Indemnitee elects to employ its own counsel pursuant to Section 8.3(b)(i) above, the Indemnitee shall not have the right to compromise and settle the claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

8.4 Survival of Representations and Warranties and Covenants. All of the representations and warranties contained in Article 3 and Article 4 shall survive the Closing for a period ending 24 months following the Closing Date, except that: (a) the Fundamental Representations shall survive until the applicable statute of limitations for the matter underlying such representation or warranty has run plus 30 days; and (b) all representations and warranties shall survive until finally resolved in accordance with this Agreement with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within the time period described in clause (a) above in accordance with this Article 8. The covenants and agreements of Seller and Purchaser contained herein shall survive the Closing until they are fully performed or terminate in accordance with their respective terms.

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8.5 Manner of Payment. Any indemnification of the Seller Indemnified Parties pursuant to this Article 8 shall be effected by wire transfer of immediately available funds from Purchaser to an account designated by Seller within ten days after the determination thereof. Any indemnification of the Purchaser Indemnified Parties pursuant to this Article 8 shall be effected by (x) first, as a corresponding reduction in the outstanding interest then due pursuant to the Promissory Note, (y) second, as a corresponding reduction in the amount of outstanding principal pursuant to the Promissory Note, and (z) following such time as the amounts due under the Promissory Note have been reduced to $0, by wire transfer of immediately available funds from Seller to an account designated by Purchaser within ten days after the determination thereof. The amount of any Loss for which indemnification is provided under this Article 8 shall be reduced, including retroactively, by the amount of any insurance proceeds, any net benefit regarding Taxes actually realized in the taxable year of such Loss or any prior taxable year, as calculated on a with and without basis (a “Tax Benefit”) or other amount or benefit received, directly or indirectly, by the Indemnitee (or any Purchaser Indemnified Party or Seller Indemnified Party, as applicable) regarding such Loss. Without limiting the generality of the foregoing, if (a) the Indemnitee (or any Purchaser Indemnified Party or Seller Indemnified Party, as applicable) receives from or on behalf of an Indemnitor, or an Indemnitor pays on behalf of the Indemnitee (or any Purchaser Indemnified Party or Seller Indemnified Party, as applicable), a payment regarding a Loss, and (b) the Indemnitee (or any Purchaser Indemnified Party or Seller Indemnified Party, as applicable) receives, directly or indirectly, any insurance proceeds, Tax Benefit or other amount or benefit regarding such Loss, then such Indemnitee (on its own behalf and on behalf of any Purchaser Indemnified Party or Seller Indemnified Party, as applicable) will promptly pay to the Indemnitor the amount of such insurance proceeds, Tax Benefit or other amount or benefit, or, if less, the amount of such payment. The amount of such insurance proceeds, Tax Benefit or other amount or benefit received will be net of any costs and expenses incurred by the Indemnitee (or any Purchaser Indemnified Party or Seller Indemnified Party, as applicable) in procuring the same and after giving effect to the identified impact of such recovery on insurance premiums or other costs of insurance. Each Party will use its commercially reasonable efforts to recover all insurance proceeds relating to any Losses under each applicable insurance policy.

8.6 Allocation of Indemnification Payments. The parties hereto agree that any indemnification payment pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes and shall be allocated as set forth in Section 5.12.

8.7 Mitigation. Each Party will use its reasonable best efforts to mitigate (including by causing any Purchaser Indemnified Party or Seller Indemnified Party, as applicable, to use reasonable best efforts to mitigate) each Loss for which such Party is or may become entitled to be indemnified hereunder. No Party (nor any Purchaser Indemnified Party or Seller Indemnified Party, as applicable) will be entitled to indemnification hereunder in respect of any such Loss to the extent the indemnification obligations hereunder have increased due to the failure of such Person to use such reasonable best efforts.

8.8 Exclusive Remedy. After the Closing, the indemnities set forth in this Article 8 shall be the sole and exclusive remedy for money damages of the Parties, their successors and assigns, and their respective officers, directors, employees, agents and Affiliates with respect to this Agreement, the events giving rise to this Agreement and the transactions contemplated hereby, except for claims for Fraud.

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8.9 Subrogation. If an Indemnitor makes an indemnification payment to an Indemnitee (or to any Purchaser Indemnified Party or Seller Indemnified Party, as applicable) with respect to any Loss, then such Indemnitor will be subrogated, to the extent of such payment, to all related rights and remedies of such Indemnitee (or, if applicable, of such Purchaser Indemnified Party or Seller Indemnified Party, as applicable) under any insurance policy or otherwise against or with respect to such Loss, except with respect to amounts not yet recovered by such Indemnitee (or such Purchaser Indemnified Party or Seller Indemnified Party, as applicable) under any such insurance policy or otherwise that already have been netted against such Loss for purposes of determining the indemnifiable amount of such Loss. Promptly following such Indemnitor’s request, such Indemnitee will (and such Indemnitee will cause each such Purchaser Indemnified Party or Seller Indemnified Party, as applicable, to) take all reasonably necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.

ARTICLE 9. GENERAL

9.1 Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, or (b) one Business Day after transmitted, if transmitted by a nationally recognized overnight courier service (with charges prepaid for next day delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

If to the Purchaser:

110/120 CUISINE, LLC

7529 Red Oak Lane

Charlotte, North Carolina 28226

Attention: Michael D. Pruitt

With a simultaneous copy (which will not constitute notice) to:

Raines Feldman

18401 Von Karman Avenue, Suite 360

Irvine, CA 92612

Attention: Ruba R. Qashu

If to Seller:

BOUDREAUX’S CAJUN KITCHEN INC.

6010 W. Spring Creek Parkway

Plano, Texas 75024

Attention: Rich Hicks

With a simultaneous copy (which will not constitute notice) to:

Mincey-Carter, PC

12221 Merit Drive, Suite 200

Dallas, Texas 75251

Attention: J. Brooks Durham

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9.2 Severability; Parties in Interest. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or intended beneficiary hereof.

9.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Party.

9.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF TEXAS.

9.5 Specific Performance. Each of Seller and Purchaser acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, Seller and Purchaser agree that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

9.6 Consent to Jurisdiction. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE APPLICABLE FEDERAL AND STATE COURTS LOCATED IN DALLAS COUNTY, TEXAS AND ANY APPELLATE COURT FROM ANY THEREOF, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, (A) THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS, (B) THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR (C) THAT THE INTERNAL LAWS OF THE STATE OF TEXAS DO NOT GOVERN THE VALIDITY, INTERPRETATION OR EFFECT OF THIS AGREEMENT, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL DISPUTES WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A STATE OR FEDERAL COURT. EACH PARTY HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

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9.7 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (A) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (B) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR (C) ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO.

9.8 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

9.9 Counterparts; Facsimiles. This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.10 Entire Agreement. This Agreement and the other Transaction Documents executed in connection with the consummation of the Acquisition contain the entire agreement between the Parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

9.11 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by all of the Parties. Any provision hereof may be waived in a writing signed by the Party that could otherwise seek enforcement of the provision being waived. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, be deemed to be a waiver of any other right, power or privilege or the same right, power or privilege on a future occasion, nor shall any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at Law or in equity.

9.12 Exhibits and Schedules. Any matter disclosed on any Exhibit or Schedule referred to herein shall be deemed also to have been disclosed on any other applicable Exhibit or Schedule to the extent such disclosure is readily apparent on the face of such Exhibit or Schedule.

[Signatures appear on next page]

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IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Asset Purchase Agreement to be signed in their respective names by their duly authorized representatives as of the date first above written.

110/120 CUISINE, LLC

By:	Amergent Hospitality Group Inc., its Manager

By:		Name: Michael D. Pruitt
Title:	CEO

BOUDREAUX’S CAJUN KITCHEN INC.

By:		Name: Michael Morales
Title:	CFO

Signature Page to Asset Purchase Agreement